Better For You Wellness Announces Application to
Uplist to OTCQB

Columbus, Ohio -- Better For You Wellness, Inc. (OTC: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, is pleased to announce that, further to its November 12, 2021 press release, it has submitted its OTCQB® Application to OTC Markets Group Inc. (OTC: OTCM) to up-list its common stock to the OTCQB® Venture Market (the "OTCQB"). The OTCQB is recognized by the Securities and Exchange Commission (the "SEC") as an established public market and provides current public information to investors that need to analyze, value, and trade securities.

The OTCQB increases transparency, reporting standards, management certification, and compliance requirements, resulting in greater liquidity and awareness for companies that meet the OTCQB tier standard.

"We are thrilled to have filed our application for the opportunity to uplist BFYW to the OTCQB. This is a major milestone for the Company to meet NASDAQ or NYSE listing requirements to fulfill our overall strategic growth plan and enhance the Company's position in the public markets," said Ian James, Chief Executive Officer of Better For You Wellness. "Management is confident that uplisting to the OTCQB will potentially increase BFYW's visibility to the investment community, particularly to institutional investors, as the Company continues to grow and establish itself as a leader in the wellness industry. This broader awareness and added liquidity should expand our shareholder base while increasing shareholder value for existing shareholders."

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTC: BFYW) is a Columbus, Ohio-based Company that is pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire three different companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the company's reports filed with SEC (https://www.sec.gov/).